Exhibit 99.1

FIRST UNITED CORPORATION ANNOUNCES

FIRST QUARTER 2023 EARNINGS

OAKLAND, MARYLAND—April 24, 2023: First United Corporation (NASDAQ: FUNC), a bank holding company and the parent company of First United Bank & Trust (the “Bank”), today announced earnings results for the three-month period ended March 31, 2023. Consolidated net income was $4.4 million for the first quarter of 2023, or $0.65 per diluted share, compared to $5.7 million, or $0.86 per diluted share, for the first quarter of 2022 and $7.0 million, or $1.04 per diluted share, for the fourth quarter of 2022.

According to Carissa Rodeheaver, President and CEO, “Given the market instability in March, management strategically added liquidity to the balance sheet to increase cash levels and provide assurance to our depositors. While this increased cash position will impact the margin and earnings in 2023, we felt that it was prudent in light of the economic environment. We did experience deposit outflows early in the quarter due to the competitive deposit landscape and depositors spending cash. However, we did not experience changed deposit levels directly related to the recent market concerns.” Rodeheaver further added “Our balance sheet is strong with excess capital, strong cash positions and high-quality investments and loans. Earnings were impacted for the quarter due primarily to increased deposit costs, proactively increasing our allowance for credit losses, high costs related to unusually high health insurance claims and increased salaries and incentives. We are closely monitoring expenses and expect to see them level out as the year progresses. We continue to see solid residential and commercial loan demand and are experiencing high levels of production in our wealth division.”

First Quarter Financial Highlights:

•	Total assets at March 31, 2023 increased by $89.3 million, or 4.8%, when compared to December 31, 2022. Significant changes during the first quarter included:

o	Cash balances increased by $81.6 million when compared to December 31, 2022. The increase in cash was related to management’s strategic decision to obtain $80.0 million in Federal Home Loans Bank (“FHLB”) borrowings and $61.1 million in brokered deposits, offset by decreases in commercial and municipal deposit balances.
o	Investment securities decreased by $4.5 million when compared to December 31, 2022 due to the normal principal amortization in 2023.
o	Gross loans increased by $9.6 million when compared to December 31, 2022 as;
▪	commercial balances decreased by $2.5 million during the first quarter;
▪	mortgage balances increased by $11.8 million during the first quarter; and
▪	consumer loans increased by $0.3 million during the first quarter.
o	Deposits increased by $20.6 million when compared to December 31, 2022 due to the addition of $61.1 million in brokered deposits offset by customary fluctuations in commercial and municipal deposits early in the quarter and declines due to intense competition for deposits.

•	The ratio of the allowance for credit losses (“ACL”) to loans outstanding was 1.31% at March 31, 2023 as compared to an allowance for loan loss (“ALL”) of 1.14% at December 31, 2022 and 1.29% at March 31, 2022.

o	On January 1, 2023, the Company adopted Accounting Standards Codification (“ASC”) 326 – Financial Instruments, Credit Losses (CECL) and increased the ACL by $2.9 million for the Day 1 adjustment which included $2.0 million to the ACL and $0.9 million related to life-of-loan reserve on unfunded loan commitments. For periods prior to adoption of CECL, the Company recognized ALL based on an incurred loss model.
o	Total provision expense related to credit losses was $0.5 million for the first quarter of 2023 as compared to a credit of $0.7 million for the fourth quarter of 2022 and a credit of $0.4 million for the first quarter of 2022.

•	Consolidated net income was $4.4 million for the first quarter of 2023.

o	Net interest margin, on a non-GAAP, fully tax equivalent (“FTE”) basis, was 3.53% for the first quarter of 2023 compared to 3.40% for the first quarter of 2022 and 3.63% for the fourth quarter of 2022.
o	Non-interest income decreased slightly by $0.1 million in the first quarter of 2023 when compared to the fourth quarter of 2022 driven by reductions in debit card income, service charge income, and miscellaneous income; which were offset by slight increases in wealth management income and gains on sales of mortgages.
o	Non-interest income was stable in the first quarter of 2023 when compared to the first quarter of 2022, as increases in service charges and debit card income were offset by decreases in wealth management income caused by decreased market value of assets under management.
o	Non-interest expense increased by $1.0 million when comparing the first quarter of 2023 to the fourth quarter of 2022. This increase was primarily due to a $1.1 million increase in salaries and employee benefits stemming from a $0.5 million increase in insurance costs related to unusually high claims and $0.6 attributable to increased salaries, incentives and social security expense .
o	Operating expenses increased by $2.1 million in the first quarter of 2023 when compared to the first quarter of 2022 due primarily to a $1.3 million increase in salaries and employee benefits attributable to increased full-time salary expense related to new hires and merit increases effective April 1, 2022, increased health insurance costs associated with increased claims and increased incentive payouts.

Income Statement Overview

Consolidated net income was $4.4 million for the first quarter of 2023 compared to $5.7 million for the first quarter of 2022 and $7.0 million for the fourth quarter of 2022. Basic net income was $0.66 per share and diluted net income was $0.65 per share for the first quarter of 2023, compared to basic and diluted net income per share of $0.86 for the first quarter of 2022. For the fourth quarter of 2022, basic net income was $1.05 per share and diluted net income was $1.04 per share.

The decrease in net income year-over-year was primarily driven by a $1.3 million increase in salaries and employee benefits due to an increase in health insurance costs related to increased claims, as well as increased salary expense for new hires, merit increases effective April 1, 2022, and increased incentive compensation. Provision for credit losses increased by $1.0 million due to increased qualitative factors related to the potential impact of inflation and rising rates on the cash flows of borrowers. Data processing expenses increased by $0.1 million, equipment and occupancy expenses increased by $0.1 million and miscellaneous expenses increased by $0.5 million primarily due to increased pension costs. These increases were partially offset by an increase in net interest income of $1.2 million and a decrease in income tax expense of $0.5 million.

Compared to the linked quarter, net income decreased by $2.6 million. Net interest income for the three months ended March 31, 2023 decreased by $0.7 million due to an increase in interest expense of $1.1 million, which was partially offset by an increase of $0.5 million in interest income. Provision for credit losses increased by $1.3 million due primarily to increasing qualitative factors related to the uncertain economic environment offset slightly by continuing strong performance of our loan portfolio and decreased historical loss factors. Service charges and wealth management income remained stable, while debit card income declined by $0.1 million. Data processing, occupancy, and equipment expense increased by $0.1 million.

Net Interest Income and Net Interest Margin

Net interest income, on a non-GAAP, FTE basis, increased by $1.2 million for the first quarter of 2023 when compared to the first quarter of 2022. This increase was driven by an increase of $3.7 million in interest income from an overall increase in yield of 73 basis points on interest earning assets and an increase in average balances of $73.4 million. Interest income on loans increased by $3.0 million due to the increase of 58 basis points in overall yield on the loan portfolio as new loans were booked at higher rates as well as adjustable-rate loans repricing in correlation to the rising rate environment and an increase in average balances of $110.7 million. Investment income increased by $0.3 million. The increase of $2.5 million in interest expense was driven by the increase of 82 basis points on interest paid on deposit accounts as well as an increase of $89.3 million in average balances of interest-bearing deposit accounts when compared to 2022. Increased deposit pricing is a result of the continued pressure on deposits as well as a shift of balances from non-interest-bearing deposits to the interest bearing Insured Cash Sweep (“ICS”) product to ensure full FDIC insurance coverage.

Comparing the first quarter of 2023 to the fourth quarter of 2022, net interest income, on a non-GAAP, FTE basis, decreased by $0.7 million This decrease was driven by an increase of $0.5 million in interest income offset by a $1.1 million increase in interest expense. Interest paid on long-term borrowings increased by $0.2 million due to $80.0 million in FHLB borrowings obtained during the first quarter and an increase of interest rates on variable rate trust preferred borrowings. Interest expense on deposits increased by $1.0 million due to an increase in the average rate paid and an increase in average deposit balances of $6.4 million during the quarter. The increase in deposit balances was attributable to the addition of $61.1 million in brokered deposits offset by customary fluctuations in commercial and municipal deposits early in the quarter and declines due to intense competition for deposits. Interest income on loans increased by $0.3 million related to an overall increase of 22 basis points in yield.

Non-Interest Income

Other operating income, including gains, for the first quarter of 2023 was stable when compared to the same period of 2022. Increases in service charges and debit card income were offset by a decrease in wealth management income attributable to the decline in market values of assets under management.

On a linked quarter basis, other operating income, including gains, decreased slightly by $0.1 million driven primarily by reductions in debit card income, service charge income, and miscellaneous income, offset by slight increases in wealth management income and gains on sales of mortgages.

Non-Interest Expense

Operating expenses increased by $2.1 million when comparing the first quarter of 2023 to the first quarter of 2022. This increase was driven largely by a $1.3 million increase in salaries and employee benefits attributable to increased salary expense related to new hires and merit increases effective April 1, 2022, increased health insurance costs associated with unusually high claims and increased incentive payouts. Occupancy, equipment and data processing expenses increased $0.3 million. Other miscellaneous expenses increased $0.5 million due to increases in charitable contributions, consulting fees, Visa processing fees, continuing education fees, mileage reimbursements, fraud related expense, and pension costs, offset by slight reductions in contract labor, legal and professional, telephone expense, investor relations, debit card expense, and miscellaneous loan fees.

Comparing the first quarter of 2023 to the fourth quarter of 2022, operating expenses increased by $1.0 million. This increase was primarily due to a $1.1 million increase in salaries and employee benefits stemming from increases in insurance costs related to unusually high claims, an increase in new hire salary expense, and increased incentives. Data processing, occupancy and equipment expense increased by $0.1 million. Reductions in other miscellaneous expenses, such as marketing, contributions, legal and professional, consulting, accounting fees, loss on Fintech investments and OREO expenses, were offset by increases in fraud related expenses and pension costs.

The effective income tax rates as a percentage of income for the three-month periods ended March 31, 2023 and March 31, 2022 were 23.6% and 25.0%, respectively. The decrease in the tax rate for the 2023 period was primarily related to a new low-income housing tax credit investment in 2022 that began generating tax credits during the fourth quarter of 2022 and will continue to generate tax credits in 2023 and future years.

Balance Sheet Overview

Total assets at March 31, 2023 were $1.9 billion, representing a $89.3 million increase since December 31, 2022. During the first quarter of 2023, cash and interest-bearing deposits in other banks increased by $81.6 million as a result of the implementation of the contingency funding plan and obtaining $61.1 million of brokered certificates of deposit and $80.0 million in FHLB borrowings. Implementing the contingency funding plan and the increase in on-balance sheet liquidity was a precautionary move given the market disruptions associated with the volatile banking environment and the near-term uncertainties regarding growth in the deposit portfolio. The investment portfolio decreased by $4.5 million associated with normal principal amortization and gross loans increased by $9.6 million. Other assets, including deferred taxes, premises and equipment, and accrued interest receivable, remained stable.

Total liabilities at March 31, 2023 were $1.8 billion, representing an $88.2 million increase since December 31, 2022. Total deposits increased by $20.6 million since December 31, 2022. The increase in deposits during the first quarter was primarily attributable to $61.1 million in new brokered deposits, which was partially offset by a decrease of approximately $38.1 million in non-interest deposits from a shift to interest bearing accounts, the effects of consumer and commercial spending and the competitive market for deposits. Short term borrowings decreased by $12.5 million since December 31, 2022 due to municipalities utilizing cash for normal spending. Long term borrowings increased by $80.0 million in the first quarter of 2023 when compared to December 31, 2022 due to the acquisition of $80.0 million in FHLB borrowings. The addition of brokered deposits and the FHLB borrowings was a precautionary move as described above.

Outstanding loans of $1.3 billion at March 31, 2023 reflected growth of $9.6 million for the first quarter of 2023. Since December 31, 2022, commercial real estate loans decreased by $5.5 million and acquisition and development loans increased by $6.4 million. Commercial and industrial loans decreased by $3.4 million since December 31, 2022, primarily due to seasonal fluctuations of floor plan lending. Residential mortgage loans increased $11.8 million related to management’s strategic decision to book new mortgage loans at higher rates to our in-house portfolio. The consumer loan portfolio increased slightly by $0.3 million.

New commercial loan production for the three months ended March 31, 2023 was approximately $52.8 million. The pipeline of commercial loans as of March 31, 2023 was $42.3 million. At March 31, 2023, unfunded, committed commercial construction loans totaled approximately $42.6 million. Commercial amortization and payoffs were approximately $38.9 million through March 31, 2023 due primarily to pay-offs of short-term commercial loans as well as normal amortizations of the commercial loan portfolio.

New consumer mortgage loan production for the first quarter of 2023 was approximately $19.0 million, with most of this production comprised of in-house mortgages.  The pipeline of in-house, portfolio loans as of March 31, 2023, was $20.3 million. The residential mortgage production level normalized in the first quarter of 2023 due to the increasing interest rates that occurred throughout 2022 and 2023.

Total deposits at March 31, 2023 increased by $20.6 million when compared to December 31, 2022. In 2023, non-interest-bearing deposits decreased by $38.1 million primarily due to the shift of balances into interest bearing accounts to ensure full FDIC coverage through the ICS product, consumer and commercial spending and the competitive deposit market. Interest bearing demand deposits increased by $34.9 million and traditional savings and money market accounts decreased by $34.3 million. Total time deposits increased by $58.0 million. This increase in time deposits was primarily driven by management’s decision to acquire $61.1 million in brokered deposits during the first quarter of 2023 as a result of the heightened uncertainty in the deposit market associated with the volatile banking environment.

The book value of the Company’s common stock was $22.85 per share at March 31, 2023 compared to $22.77 per share at December 31, 2022. At March 31, 2023, there were 6,688,710 of basic outstanding shares and 6,703,252 of diluted outstanding shares of common stock. The increase in the book value at March 31, 2023 was due to the undistributed net income of $3.1 million for the first quarter of 2023, which was partially offset by a decrease in shareholders’ equity of $2.2 million, net of tax, due to the adoption of ASC 326- CECL.

Asset Quality

On January 1, 2023, the Company adopted CECL, which replaced the incurred loss impairment model with an expected loss model. As a result of the CECL adoption we recorded a transition adjustment of $2.2 million, net of $0.7 million in tax, to retained earnings as of January 1, 2023 for the cumulative effect of the adoption of CECL. The Company recorded a $2.0 million increase to the ACL related to loans and a $0.9 million increase to the allowance for credit losses on off balance sheet exposures.

For periods prior to the adoption of CECL, the Company recognized credit losses for loans that were collectively evaluated for impairment based on an incurred loss approach, which limited our measurement of credit losses to credit events that were estimated to have already occurred. The ALL under the incurred model was a valuation allowance for probable incurred losses inherent in the loan portfolio. Management made the determination by taking into consideration historical loan loss experience, diversification of the loan portfolio, amount of secured and unsecured loans, banking industry standards and averages, and general economic conditions. Credit losses were charged against the ALL when the loan balance was confirmed uncollectible. Subsequent recoveries, if any, were credited to the ALL. Ultimate losses varied from current estimates. The estimates were reviewed periodically and as adjustments became necessary, they were reported in earnings in the periods in which they become reasonably estimable.

The ACL was $16.9 million at March 31, 2023 compared to the ALL of $15.3 million recorded at March 31, 2022 and $14.6 million at December 31, 2022. The provision for credit losses was $0.5 million for the quarter ended March 31, 2023 compared to a credit of $0.4 million for the quarter ended March 31, 2022 and a credit of $0.7 million for the fourth quarter of 2022. The provision expense recorded in 2023 was primarily related to increases in qualitative risk factors related to the uncertainty of the economy, inflation levels, and rising interest rates, which was partially offset by the reduction of historical loss factors related to the strength of our overall portfolio. Net charge-offs of $0.3 million were recorded for the quarter ended March 31, 2023 compared to net charge-offs of $0.2 million for the quarter ended March 31, 2022. The ratio of the ACL to loans outstanding was 1.31% at March 31, 2023 compared to 1.14% at December 31, 2022 and 1.29% at March 31, 2022.

The ratio of net charge offs to average loans was 0.08% for the quarter ended March 31, 2023, and the quarter ended March 31, 2022. Details of the ratios, by loan type, are shown below. Our special assets team continues to actively collect on charged-off loans, resulting in overall low net charge-off ratios.

Ratio of Net (Charge Offs)/Recoveries to Average Loans

	3/31/2023	3/31/2022
Loan Type	(Charge Off) / Recovery	(Charge Off) / Recovery
Commercial Real Estate	0.00%	0.00%
Acquisition & Development	0.03%	0.06%
Commercial & Industrial	0.01%	(0.08)%
Residential Mortgage	0.01%	0.01%
Consumer	(1.79)%	(1.77)%
Total Net (Charge Offs)/Recoveries	(0.08)%	(0.08)%

Non-accrual loans totaled $3.3 million at March 31, 2023 compared to $3.5 million at December 31, 2022. The decrease in non-accrual balances at March 31, 2023 was related to principal reductions. OREO balances decreased by $0.1 million since December 31, 2022 due to sales of OREO properties.

Non-accrual loans that have been subject to partial charge-offs totaled $0.2 million at both March 31, 2023 and December 31, 2022.  Loans secured by 1-4 family residential real estate properties in the process of foreclosure totaled $2.0 million at March 31, 2023. There were no loans subject to foreclosure at December 31, 2022.   As a percentage of the loan portfolio, accruing loans past due 30 days or more was 0.17% at March 31, 2023 compared to 0.16% at December 31, 2022 and 0.19% as of March 31, 2022.

ABOUT FIRST UNITED CORPORATION

First United Corporation is a Maryland corporation chartered in 1985 and a financial holding company registered with the Board of Governors of the Federal Reserve System (the “FRB”) under the Bank Holding Company Act of 1956, as amended, that elected financial holding company status in 2021. The Corporation’s primary business is serving as the parent company of First United Bank & Trust, a Maryland trust company (the “Bank”), First United Statutory Trust I (“Trust I”) and First United Statutory Trust II (“Trust II” and together with Trust I, “the Trusts”), both Connecticut statutory business trusts, and First United Legacy Advisors, LLC, a Maryland limited liability company (“FULA”). The Trusts were formed for the purpose of selling trust preferred securities that qualified as Tier 1 capital. FULA was formed to provide investment advice and related services, but it is not yet active. The Bank has two consumer finance company subsidiaries- Oak First Loan Center, Inc., a West Virginia corporation, and OakFirst Loan Center, LLC, a Maryland limited liability company – and two subsidiaries that it uses to hold real estate acquired through foreclosure or by deed in lieu of foreclosure – First OREO Trust, a Maryland statutory trust, and FUBT OREO I, LLC, a Maryland limited liability company. In addition, the Bank owns 99.9% of the limited partnership interests in Liberty Mews Limited Partnership, a Maryland limited partnership formed for the purpose of acquiring, developing and operating low-income housing units in Garrett County, Maryland (“Limited Mews”), and a 99.9% non-voting membership interest in MCC FUBT Fund, LLC, an Ohio limited liability company formed for the purpose of acquiring, developing and operating low-income housing units in Allegany County, Maryland (the “MCC Fund”). The Corporation’s website is www.mybank.com.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995.  Forward-looking statements do not represent historical facts, but are statements about management's beliefs, plans and objectives about the future, as well as its assumptions and judgments concerning such beliefs, plans and objectives.  These statements are evidenced by terms such as "anticipate," "estimate," "should," "expect," "believe," "intend," and similar expressions.  Although these statements reflect management's good faith beliefs and projections, they are not guarantees of future performance and they may not prove true.  The beliefs, plans and objectives on which forward-looking statements are based involve risks and uncertainties that could cause actual results to differ materially from those addressed in the forward-looking statements.  For a discussion of these risks and uncertainties, see the section of the periodic reports that First United Corporation files with the Securities and Exchange Commission entitled "Risk Factors". In addition, investors should understand that the Corporation is required under generally accepted accounting principles to evaluate subsequent events through the filing of the consolidated financial statements included in its Quarterly Report on Form 10-Q for the quarter ended March 31, 2023 and the impact that any such events have on our critical accounting assumptions and estimates made as of March 31, 2023, which could require us to make adjustments to the amounts reflected in this press release.

FIRST UNITED CORPORATION

Oakland, MD

Stock Symbol :  FUNC

Financial Highlights - Unaudited

	Three Months Ended
	March 31,	March 31,
(Dollars in thousands, except per share data)	2023	2022
Results of Operations:
Interest income	$17,829	$14,147
Interest expense	3,311	806
Net interest income	14,518	13,341
Provision/(credit) for credit/loan losses	543	(421)
Other operating income	4,339	4,382
Net gains	54	52
Other operating expense	12,638	10,580
Income before taxes	$5,730	$7,616
Income tax expense	1,355	1,901
Net income	$4,375	$5,715

Per share data:
Basic net income per share	$0.66	$0.86
Diluted net income per share	$0.65	$0.86
Dividends declared per share	$0.20	$0.15
Book value	$22.85	$20.65
Diluted book value	$22.81	$20.63
Tangible book value per share	$21.01	$18.83
Diluted Tangible book value per share	$20.96	$18.82

Closing market value	$16.89	$22.53
Market Range:
High	$20.41	$24.50
Low	$16.75	$18.81

Shares outstanding at period end: Basic	6,688,710	6,637,979
Shares outstanding at period end: Diluted	6,703,252	6,649,604

Performance ratios: (Year to Date Period End, annualized)
Return on average assets	0.94%	1.31%
Return on average shareholders' equity	11.87%	16.49%
Net interest margin (Non-GAAP), includes tax exempt income of $227 and $241	3.53%	3.40%
Net interest margin GAAP	3.48%	3.34%
Efficiency ratio - non-GAAP (1)	67.02%	58.81%

(1) Efficiency ratio is a non-GAAP measure calculated by dividing total operating expenses by the sum of tax equivalent net interest income and other operating income, less gains/(losses) on sales of securities and/or fixed assets.

	March 31	December 31
	2023	2022
Financial Condition at period end:
Assets	$1,937,442	$1,848,169
Earning assets	$1,652,688	$1,643,964
Gross loans	$1,289,080	$1,279,494
Commercial Real Estate	$453,356	$458,831
Acquisition and Development	$76,980	$70,596
Commercial and Industrial	$241,959	$245,396
Residential Mortgage	$456,198	$444,411
Consumer	$60,587	$60,260
Investment securities	$357,061	$361,548
Total deposits	$1,591,285	$1,570,733
Noninterest bearing	$468,554	$506,613
Interest bearing	$1,122,731	$1,064,120
Shareholders' equity	$152,868	$151,793
	.

Capital ratios:
Tier 1 to risk weighted assets	14.90%	15.06%
Common Equity Tier 1 to risk weighted assets	12.82%	12.95%
Tier 1 Leverage	11.47%	11.46%
Total risk based capital	16.15%	16.12%

Asset quality:
Net charge-offs for the quarter	$(245)	$(164)
Nonperforming assets: (Period End)
Nonaccrual loans	$3,258	$3,495
Loans 90 days past due and accruing	87	307
Total nonperforming loans and 90 day past due	$3,345	$3,802

Modified/Restructured loans	$-	$3,028
Other real estate owned	$4,598	$4,733

Allowance for loan losses to gross loans	1.31%	1.14%
Allowance for loan losses to non-accrual loans	517.83%	418.77%
Allowance for loan losses to non-performing assets	212.40%	171.48%
Non-performing and 90 day past due loans to total loans	0.26%	0.30%
Non-performing loans and 90 day past due loans to total assets	0.17%	0.21%
Non-accrual loans to total loans	0.25%	0.27%
Non-performing assets to total assets	0.41%	0.46%

FIRST UNITED CORPORATION

Oakland, MD

Stock Symbol :  FUNC

Financial Highlights - Unaudited

	Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
(Dollars in thousands, except per share data)	2023	2022	2022	2022	2022
Results of Operations:
Interest income	$17,829	$17,359	$16,185	$14,731	$14,147
Interest expense	3,311	2,179	1,044	760	806
Net interest income	14,518	15,180	15,141	13,971	13,341
Provision/(credit) for credit/loan losses	543	(736)	(101)	631	(421)
Other operating income	4,339	4,479	4,604	4,413	4,382
Net gains	54	11	96	13	52
Other operating expense	12,638	11,590	10,329	10,630	10,580
Income before taxes	$5,730	$8,816	$9,613	$7,136	$7,616
Income tax expense	1,355	1,847	2,677	1,708	1,901
Net income	$4,375	$6,969	$6,936	$5,428	$5,715

Per share data:
Basic net income per share	$0.66	$1.05	$1.04	$0.82	$0.86
Diluted net income per share	$0.65	$1.04	$1.04	$0.82	$0.86
Adjusted basic net income (1)	$0.66	$1.05	$1.04	$0.82	$0.86
Adjusted diluted net income (1)	$0.65	$1.04	$1.04	$0.82	$0.86
Dividends declared per share	$0.20	$0.18	$0.15	$0.15	$0.15
Book value	$22.85	$22.77	$19.83	$19.97	$20.65
Diluted book value	$22.81	$22.68	$19.80	$19.93	$20.63
Tangible book value per share	$21.01	$20.91	$18.03	$18.17	$18.83
Diluted Tangible book value per share	$20.96	$20.87	$18.00	$18.14	$18.82

Closing market value	$16.89	$19.65	$16.55	$18.76	$22.53
Market Range:
High	$20.41	$20.56	$19.27	$23.80	$24.50
Low	$16.75	$16.74	$16.18	$17.50	$18.81

Shares outstanding at period end: Basic	6,688,710	6,666,428	6,659,390	6,656,395	6,637,979
Shares outstanding at period end: Diluted	6,703,252	6,692,039	6,669,785	6,666,790	6,649,604

Performance ratios: (Year to Date Period End, annualized)
Return on average assets	0.94%	1.39%	1.35%	1.26%	1.31%
Return on average shareholders' equity	11.87%	18.19%	17.66%	16.25%	16.49%
Net interest margin (Non-GAAP), includes tax exempt income of $227 and $241	3.53%	3.56%	3.53%	3.46%	3.40%
Net interest margin GAAP	3.48%	3.50%	3.47%	3.40%	3.34%
Efficiency ratio - non-GAAP (1)	67.02%	56.27%	51.49%	57.11%	58.81%

(2) Efficiency ratio is a non-GAAP measure calculated by dividing total operating expenses by the sum of tax equivalent net interest income and other operating income, less gains/(losses) on sales of securities and/or fixed assets.

	March 31,	December 31,	September 30,	June 30,	March 31,
	2023	2022	2022	2022	2022
Financial Condition at period end:
Assets	$1,937,442	$1,848,169	$1,803,642	$1,752,455	$1,760,325
Earning assets	$1,652,688	$1,643,964	$1,647,303	$1,608,094	$1,572,737
Gross loans	$1,289,080	$1,279,494	$1,277,924	$1,233,613	$1,181,401
Commercial Real Estate	$453,356	$458,831	$437,973	$421,942	$391,136
Acquisition and Development	$76,980	$70,596	$83,107	$116,115	$133,031
Commercial and Industrial	$241,959	$245,396	$269,004	$225,640	$194,914
Residential Mortgage	$456,198	$444,411	$427,093	$406,293	$399,704
Consumer	$60,587	$60,260	$60,747	$63,623	$62,616
Investment securities	$357,061	$361,548	$366,484	$373,455	$385,265
Total deposits	$1,591,285	$1,570,733	$1,511,118	$1,484,354	$1,507,555
Noninterest bearing	$468,554	$506,613	$474,444	$527,761	$530,901
Interest bearing	$1,122,731	$1,064,120	$1,036,674	$956,593	$976,654
Shareholders' equity	$152,868	$151,793	$132,044	$132,892	$137,038

Capital ratios:

Tier 1 to risk weighted assets	14.90%	15.06%	14.40%	14.31%	14.55%
Common Equity Tier 1 to risk weighted assets	12.82%	12.95%	12.36%	12.27%	12.45%
Tier 1 Leverage	11.47%	11.46%	11.23%	11.23%	10.94%
Total risk based capital	16.15%	16.12%	15.50%	15.46%	15.71%

Asset quality:

Net (charge-offs)/recoveries for the quarter	$(245)	$(164)	$(89)	$(179)	$(244)
Nonperforming assets: (Period End)
Nonaccrual loans	$3,258	$3,495	$1,943	$2,149	$2,332
Loans 90 days past due and accruing	87	307	569	$325	37
Total nonperforming loans and 90 day past due	$3,345	$3,802	$2,512	$2,474	$2,369

Modified/restructured loans	$-	$3,028	$3,354	$3,226	$3,228
Other real estate owned	$4,598	$4,733	$4,733	$4,517	$4,477

Allowance for loan losses to gross loans	1.31%	1.14%	1.22%	1.28%	1.29%
Allowance for loan losses to gross loans, excluding PPP loans	1.30%	1.14%	1.22%	1.28%	1.30%
Allowance for loan losses to non-accrual loans	517.83%	418.77%	799.85%	732.29%	655.75%
Allowance for loan losses to non-performing assets	212.40%	171.48%	214.51%	225.10%	223.37%
Non-performing and 90 day past due loans to total loans	0.26%	0.30%	0.20%	0.20%	0.20%
Non-performing loans and 90 day past due loans to total assets	0.17%	0.21%	0.14%	0.14%	0.13%
Non-accrual loans to total loans	0.25%	0.27%	0.15%	0.17%	0.20%
Non-performing assets to total assets	0.41%	0.46%	0.40%	0.40%	0.39%

Consolidated Statement of Condition

(Dollars in thousands - Unaudited)	March 31, 2023	December 31, 2022
Assets
Cash and due from banks	$154,022	$72,420
Interest bearing deposits in banks	1,873	1,895
Cash and cash equivalents	155,895	74,315
Investment securities – available for sale (at fair value)	123,978	125,889
Investment securities – held to maturity (at cost)	233,083	235,659
Restricted investment in bank stock, at cost	4,490	1,027
Loans held for sale	184	—
Loans	1,289,080	1,279,494
Unearned fees	(257)	(174)
Allowance for credit losses	(16,871)	(14,636)
Net loans	1,271,952	1,264,684
Premises and equipment, net	34,207	34,948
Goodwill and other intangible assets	12,350	12,433
Bank owned life insurance	46,652	46,346
Deferred tax assets	11,356	10,605
Other real estate owned, net	4,598	4,733
Operating lease asset	2,072	1,898
Accrued interest receivable and other assets	36,625	35,632
Total Assets	$1,937,442	$1,848,169
Liabilities and Shareholders’ Equity
Liabilities:
Non-interest bearing deposits	$468,554	$506,613
Interest bearing deposits	1,122,731	1,064,120
Total deposits	1,591,285	1,570,733
Short-term borrowings	52,030	64,565
Long-term borrowings	110,929	30,929
Operating lease liability	2,536	2,373
Allowance for credit loss on off balance sheet exposures	1,128	133
Accrued interest payable and other liabilities	25,332	26,444
Dividends payable	1,334	1,199
Total Liabilities	1,784,574	1,696,376
Shareholders’ Equity:
Common Stock – par value $0.01 per share; Authorized 25,000,000 shares; issued and outstanding 6,688,710 shares at March 31, 2023 and 6,666,428 at December 31, 2022	67	67
Surplus	24,529	24,409
Retained earnings	167,229	166,343
Accumulated other comprehensive loss	(38,957)	(39,026)
Total Shareholders’ Equity	152,868	151,793
Total Liabilities and Shareholders’ Equity	$1,937,442	$1,848,169

Historical Income Statement

	Three Months Ended
	2023	2022
	Q1	Q4	Q3	Q2	Q1

In thousands	(Unaudited)
Interest income
Interest and fees on loans	$15,444	$15,097	$14,058	$12,861	$12,432
Interest on investment securities
Taxable	1,768	1,719	1,587	1,540	1,406
Exempt from federal income tax	270	272	273	279	282
Total investment income	2,038	1,991	1,860	1,819	1,688
Other	347	271	267	51	27
Total interest income	17,829	17,359	16,185	14,731	14,147
Interest expense
Interest on deposits	2,678	1,729	621	401	475
Interest on short-term borrowings	31	26	47	21	18
Interest on long-term borrowings	602	424	376	338	313
Total interest expense	3,311	2,179	1,044	760	806
Net interest income	14,518	15,180	15,141	13,971	13,341
Credit loss expense
Loans	414	(740)	(108)	624	(419)
Off balance sheet credit exposures	129	4	7	7	(2)
Provision/(credit) for credit/loan losses	543	(736)	(101)	631	(421)
Net interest income after provision for loan losses	13,975	15,916	15,242	13,340	13,762
Other operating income
Net gains on investments, available for sale	—	—	—	—	3
Gains on sale of residential mortgage loans	54	14	3	7	21
Gains/(losses) on disposal of fixed assets	—	(1)	—	6	28
Net gains	54	11	96	13	52
Other Income
Service charges on deposit accounts	516	530	523	463	465
Other service charges	232	239	241	232	213
Trust department	1,970	2,006	2,005	2,044	2,189
Debit card income	955	1,036	1,053	983	886
Bank owned life insurance	305	305	302	297	292
Brokerage commissions	297	244	272	313	220
Other	64	119	208	81	117
Total other income	4,339	4,479	4,604	4,413	4,382
Total other operating income	4,393	4,490	4,700	4,426	4,434
Other operating expenses
Salaries and employee benefits	7,290	6,239	6,130	5,793	5,968
FDIC premiums	193	157	150	155	174
Equipment	1,092	1,053	1,037	1,029	1,044
Occupancy	784	734	734	711	727
Data processing	969	928	890	805	821
Marketing	117	134	152	151	106
Professional services	518	665	(211)	564	520
Contract labor	139	136	159	158	165
Telephone	110	117	112	139	114
Other real estate owned	124	215	128	152	95
Investor relations	57	42	39	123	96
Contributions	64	104	121	42	21
Other	1,181	1,066	888	808	729
Total other operating expenses	12,638	11,590	10,329	10,630	10,580
Income before income tax expense	5,730	8,816	9,613	7,136	7,616
Provision for income tax expense	1,355	1,847	2,677	1,708	1,901
Net Income	$4,375	$6,969	$6,936	$5,428	$5,715
Basic net income per common share	$0.66	$1.05	$1.04	$0.82	$0.86
Diluted net income per common share	$0.65	$1.04	$1.04	$0.82	$0.86
Weighted average number of basic shares outstanding	6,675	6,666	6,658	6,650	6,628
Weighted average number of diluted shares outstanding	6,697	6,692	6,669	6,661	6,636
Dividends declared per common share	$0.20	$0.18	$0.15	$0.15	$0.15

	Three Months Ended
	March 31,
	2023			2022
(dollars in thousands)	Average Balance	Interest	Average Yield/Rate	Average Balance	Interest	Average Yield/Rate
Assets
Loans	$1,279,547	$15,457	4.90%	$1,168,803	$12,450	4.32%
Investment Securities:
Taxable	340,622	1,768	2.11%	363,155	1,406	1.57%
Non taxable	26,104	484	7.52%	28,022	505	7.31%
Total	366,726	2,252	2.49%	391,177	1,911	1.98%
Federal funds sold	40,092	307	3.11%	53,321	18	0.14%
Interest-bearing deposits with other banks	5,001	26	2.11%	5,255	1	0.08%
Other interest earning assets	1,632	14	3.48%	1,029	8	3.15%
Total earning assets	1,692,998	18,056	4.33%	1,619,585	14,388	3.60%
Allowance for loan losses	(14,816)			(15,900)
Non-earning assets	213,929			165,549
Total Assets	$1,892,111			$1,769,234
Liabilities and Shareholders’ Equity
Interest-bearing demand deposits	$353,072	$888	1.02%	$284,799	$89	0.13%
Interest-bearing money markets	340,128	1,298	1.55%	295,923	63	0.09%
Savings deposits	246,708	79	0.13%	243,919	18	0.03%
Time deposits - retail	118,667	281	0.96%	154,811	305	0.80%
Time deposits - brokered	10,180	132	5.26%	—	—	—%
Short-term borrowings	57,364	31	0.22%	59,555	18	0.12%
Long-term borrowings	43,373	602	5.63%	30,929	313	4.10%
Total interest-bearing liabilities	1,169,492	3,311	1.15%	785,137	717	0.31%
Non-interest-bearing deposits	545,215			530,672
Other liabilities	27,988			28,109
Shareholders’ Equity	149,416			140,517
Total Liabilities and Shareholders’ Equity	$1,892,111			$1,484,435
Net interest income and spread		$14,745	3.18%		$(717)	3.29%
Net interest margin			3.53%			3.40%